FEDERAL SIGNAL
Moves. Cleans. Protects.

FOR IMMEDIATE RELEASE

1415 West 22nd Street, Suite 1100
Oak Brook, Illinois 60523
630.954.2000
federalsignal.com

Federal Signal to expand its specialty vehicle platform by executing agreement to acquire Mark Rite Lines Equipment Company, Inc.

OAK BROOK, Illinois, May 14, 2019 — Federal Signal Corporation (NYSE:FSS) ("the Company"), a leader in environmental and safety solutions, today announced the signing of a definitive agreement to acquire the assets and operations of Mark Rite Lines Equipment Company, Inc. ("MRL"), a leading U.S. manufacturer of truck-mounted and ride-on road-marking equipment for an initial purchase price of $55.5 million, subject to post-closing adjustments. In addition, there is a contingent earn-out payment of up to $15.5 million. The acquisition includes the operations of HighMark Traffic Services, Inc., a wholly-owned subsidiary of MRL, which provides road-marking services, primarily within the state of Montana.

MRL, which is headquartered in Billings, Montana and employs approximately 250 people, generated revenues of $67 million for the year ended December 31, 2018, with an EBITDA margin of 13%. Its comprehensive product portfolio of road-marking equipment consists of truck-mounted and self-propelled, ride-on application solutions, which utilize a broad array of materials including thermoplastics, paint and epoxy, as well as line-removal and pavement-grooving vehicles. MRL's superior equipment design, depth of product knowledge and a strong understanding of its customers' specific requirements has allowed it to establish a differentiated position in the industry.

"With the need to invest in aging infrastructure and the anticipated need for road-marking changes to support the future evolution of connected and autonomous vehicles, these are exciting times in the road-marking industry. The acquisition represents a natural and strategic extension of our market position as a specialty vehicle manufacturer serving maintenance and infrastructure markets. It also allows us to further diversify our revenue streams and end market exposures as we seek to mute the impact of market cyclicality," said Jennifer L. Sherman, the Company's President and Chief Executive Officer. "MRL gives us an opportunity to leverage our expertise in building chassis-based vehicles, apply our ETI principles and utilize our existing distribution channels and aftermarket platform to accelerate MRL's growth. MRL has a clear leadership position in its markets and an experienced management team that I am confident will flourish as part of Federal Signal."

"MRL has had a great run over the last several years, and we are thrilled to be combining forces with the best partner to fuel the next phase of our growth," said Jim Spielman, President and General Manager of MRL. "We believe there is tremendous opportunity to leverage Federal Signal's distribution network and develop best-in-class manufacturing practices to realize further operational improvements, so that we can serve our customers even more effectively and competitively."

The acquisition is expected to be modestly accretive to the Company's non-GAAP adjusted earnings per share ("EPS") in 2019 and add up to $0.10 of adjusted EPS accretion by year three, after excluding acquisition-related effects. The transaction is expected to close in the third quarter of 2019, subject to customary closing conditions.

Conference Call

Federal Signal will conduct a conference call to discuss the transaction at 11:30 a.m. Eastern Time today. The call will last approximately one hour. The call may be accessed over the internet through Federal Signal's website at www.federalsignal.com or by dialing phone number 1-877-705-6003 and entering the pin number 13690844. A replay will be available on Federal Signal's website shortly after the call.

About Federal Signal Federal Signal Corporation (NYSE: FSS) builds and delivers equipment of unmatched quality that moves material, cleans infrastructure, and protects the communities where we work and live. Founded in 1901, Federal Signal is a leading global designer, manufacturer and supplier of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates two groups: Environmental Solutions and Safety and Security Systems. For more information on Federal Signal, visit: www.federalsignal.com. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 This release contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions; product and price competition; supplier and raw material prices; risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits; foreign currency exchange rate changes; interest rate changes; increased legal expenses and litigation results; legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission. Contact: Ian Hudson, Chief Financial Officer, +1-630-954-2000, ihudson@federalsignal.com